Exhibit 99

                                                                   [EXELON LOGO]
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News Release


From:      Exelon                                          FOR IMMEDIATE RELEASE
           Corporate Communications                        April 27, 2004
           P.O. Box 805379 Chicago, IL 60680-5379

Contact:   Jennifer Medley, Media Relations
           312.394.7189
           Michael Metzner, Investor Relations
           312.394.7696

                  Exelon Corporation Declares Regular Dividend,
                 Announces Equity Plan Share Repurchase Program

Chicago (April 27, 2004) -- The Board of Directors of Exelon Corporation today declared a regular quarterly dividend of $0.275 per share ($0.55 on a pre-split basis) on Exelon's common stock. The dividend is payable on June 10, 2004, to shareholders of record of Exelon at 5:00 p.m. EDT on May 15, 2004.

Exelon's Board also approved a share repurchase program. Exelon intends to use proceeds from stock option exercises and the company's Employee Stock Purchase Plan (ESPP) in 2004 and beyond to buy back shares in order to partially offset dilution. The repurchases will be made periodically in the open market as determined by management.

"Since the time of the Unicom/PECO merger in October 2000 through the end of 2003, Exelon's stock price was up more than 11 percent, outperforming the Philadelphia Utility Index by more than 25 percent and the S&P 500 by more than 30 percent," said John W. Rowe, Exelon chairman and CEO. "But despite our strong share price, we continue to believe that we are undervalued relative to our peers. The share repurchase program is an investment in Exelon's future and will enhance shareholder value."

Earlier this year, Exelon announced a 2-for-1 stock split. Shareholders of record at the close of business on April 19, 2004 will be issued one additional share of Exelon common stock for each share owned as of that date. The additional shares resulting from the split will be issued in book-entry form on or about May 5, 2004. The quarterly dividend of $0.275 per share will be paid on a post-split basis.


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    ExelonCorporation is one of the nation's largest electric utilities with approximately 5.1 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions


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       in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.




















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